EXHIBIT 21

SUBSIDIARIES

	Jurisdiction of	Percentage of Ownership
Incorporation or
Name of Subsidiary	Organization
China Public Security Holdings Limited (“CPSH”)	British Virgin Islands	100%
Information Security Technology (China) Co., Ltd.	PRC	100% by CPSH
Public Security Technology (China) Company Limited	Hong Kong	100% by CPSH
Information Security Software Investment Limited (“ISSI”)	Hong Kong	100% by CPSH
Information Security Software (China) Co., Ltd.	PRC	100% by ISSI
Information Security International Investment and Development Limited. (“ISIID”)	Hong Kong	100% by CPSH
Shenzhen Bocom Multimedia Display Technology Co. Ltd.	PRC	100% by ISIID
Kwong Tai International Technology Ltd.	Hong Kong	100% by CPSH
Shenzhen Zhongtian Technology Development	PRC	100% by Kwong Tai
Company Ltd.

VARIABLE INTEREST ENTITIES

	Jurisdiction of	Percentage of Ownership
Incorporation or
Name of Variable Interest Entities	Organization
iASPEC Software Company Limited (“iASPEC”)	PRC	VIE Entity
Wuda Geoinformatics Co., Ltd.	PRC	57% by iASPEC